Exhibit 5.1

Nelson Cândido Motta

Pedro Paulo Cristofaro

Oswaldo de Moraes Bastos Sobrinho

Alaor de Lima Filho

Helio Saboya

Luiz Leonardo Cantidiano

Maria Lucia Cantidiano

Julian Fonseca Peña Chediak

Eduardo Garcia de Araujo Jorge

Paulo Penalva Santos

Vanilda Fátima Maioline Hin

André Cantidiano

Osmar Simões

Luiz Eduardo Cavalcanti Corrêa

Luiz Fernando Teixeira Pinto

Márcio Monteiro Gea

Claudia Gottsfritz

Carlos Eduardo da Costa Pires Steiner

Marcio Marçal F. de Souza

Hélia Márcia Gomes Pinheiro

José Alexandre Corrêa Meyer

Carlos Eduardo Menezes Côrtes

Michael Altit

Viviane Paladino

Otto Eduardo Fonseca de Albuquerque Lobo

Gustavo Goiabeira de Oliveira

Flavio Aldred Ramacciotti

José Hugo Campbell Alquéres

André Luiz de Lima Daibes

Luís Wielewicki

Rodrigo Piva Menegat

Renato Santos de Araujo

Renata Weingrill Lancellotti

Cecília Mignone Modesto Leal

Isabel Cantidiano

Pedro Marcos Amud Bulcão

Carla Cid Varela Madeira

Rodrigo de Campos Maia

Beatriz Villas Boas P. Trovo

Caio Machado Filho

Renato de Góes Ribeiro

Bruno Pierin Furiati

Daniel Kalansky

Juliana Alves do Nascimento

Isabel Godoy Seidl

Fernanda Pini

Guilherme Henrique Traub

Mônica Maria Mendes Souza Tavares

Lídice Marques da Silva Xavier

Marcelo Tourinho

Julia Damazio de Barroso Franco

Marcelo Moura Guedes

Fernanda Lopez Marques

Isabela Nunes Mauricio

Deborah Valcazara

Gabriela d’Orfani

Gabrielle Santos Cordeiro

Bruno Valladão Guimarães Ferreira

CONSULTORES:

J. A. Penalva Santos (*1924 - †2008)

José Botafogo Gonçalves

Sebastião do Rego Barros

São Paulo, [—], 2009.

Votorantim Celulose e Papel S.A.

Alameda Santos, 1357, 6th Floor

São Paulo - SP

Brazil

Re.: Stock Swap Merger of Aracruz Celulose S.A. with Votorantim Celulose e Papel S.A.

Ladies and Gentlemen,

We have acted as Brazilian counsel to Votorantim Celulose e Papel S.A., a public company organized under the laws of the Federative Republic of Brazil (the “Company” or “VCP”) in connection with the Stock Swap Merger (Incorporação de Ações) of Aracruz Celulose S.A. (“Aracruz”) with the Company (the “Stock Swap Merger”), and the related preparation and filing by VCP with the U.S. Securities and Exchange Commission (the “Commission”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4 (as amended to the date hereof, the “Registration Statement”).

We have examined and relied upon originals or certified, conformed or reproduction copies of agreements, instruments, documents and records of VCP, as we have deemed necessary or appropriate for the purposes of the opinions expressed below.

In all such examinations, we have assumed, without any independent investigation or inquiry of any kind, the legal capacity of all natural persons executing such documents, the genuineness of all signatures on original or certified copies, the authenticity and

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completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein.

We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of VCP.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that the VCP shares that will be issued and outstanding upon the completion of the Stock Swap Merger of Aracruz with VCP as described in the Registration Statement (the “Shares”) will be duly authorized and validly issued, fully paid in and non-assessable and will not be issued in violation of any statutory preemptive rights.

The foregoing opinion is subject to the following assumptions, qualifications, limitations and exceptions: (i) the Shares are issued as described in the Registration Statement; and (ii) the management of Aracruz ratifies the Stock Swap Merger within the 10-day period after the end of the appraisal rights period referenced in the Registration Statement.

We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil. This opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law, court decisions or fact which may occur after the date of this opinion letter, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.

The opinions set forth herein regarding the validity of the Shares do not represent a guarantee of how a court would decide any claim regarding on such matter or the Stock Swap Merger.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion is given solely for the purposes of the registration of the Stock Swap Merger with the Commission. This opinion may not be relied upon for any other purpose or by any other person, whether natural person, legal entity or government body, nor may it be used for any purpose other than as stated herein, or quoted or referred to in any public document, or in any other way made public, without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference made to our firm under the captions “Part Eight – Enforceability of Civil Liabilities Under U.S. Securities Laws” and “Part Nine – Legal and Regulatory Matters – Legal Matters” in the Registration Statement. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours

Motta, Fernandes Rocha Advogados

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